Exhibit 99.1

FOR RELEASE THURSDAY, OCTOBER 27, 2016

Investor Contact:	Press Contact:

Kenneth Levy	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2016 RESULTS; UPDATES FULL-YEAR AND LONG-RANGE OUTLOOK

MCLEAN, Va. – October 27, 2016 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2016 and updated its full-year 2016 and long-range outlook. Net income was $31.6 million, or $0.26 per diluted share, for the third quarter of 2016, as compared to $29.5 million, or $0.24 per diluted share, for the third quarter of 2015. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $69.7 million, as compared to $63.8 million for the prior-year period, representing a year-over-year increase of 9% and an OEBITDA margin(1) of 62%. OEBITDA grew largely due to higher government service revenue and a rise in commercial voice and M2M data services.

Iridium reported third-quarter total revenue of $112.8 million, which consisted of $87.3 million of service revenue and $25.5 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 6% versus the comparable period of 2015, while service revenue grew by 8% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the third quarter of 2016.

The Company ended the quarter with 838,000 total billable subscribers, which compares to 781,000 for the year-ago period and is up from 823,000 for the quarter ended June 30, 2016. Total billable subscribers grew 7% year-over-year, driven by growth in government customers and machine-to-machine (“M2M”).

“We delivered another solid quarter of subscriber growth driven in part by our commercial M2M business. Continued strength in commercial M2M demonstrates the power of our network and resilience of our business, even in the face of economic headwinds and industry pressures. We expect that global demand for reliable, real-time Internet of Things (IoT) solutions will continue to fuel long-term growth of Iridium M2M services,” said Matt Desch, CEO, Iridium.

Commenting on Iridium NEXT, Desch said, “We were encouraged by SpaceX’s public comment that the Falcon 9 rocket should be back to flight later this year. Today, ten Iridium NEXT satellites are at Vandenberg Air Force Base and ready for first launch. Iridium is scheduled to be SpaceX’s first commercial flight from Vandenberg Air Force Base following the completion of its investigation into the cause of the September launch pad incident. As of September, we have completed the placement of the launch and in-orbit insurance for each of the seven planned Falcon launches of the Iridium NEXT mission.”

Desch continued, “We anticipate full deployment of the Iridium NEXT constellation will move into 2018. Our next generation satellites will facilitate hosted payload services from customers Aireon and Harris, and drive global access to our powerful new Iridium CertusSM broadband service. The realization of the Iridium NEXT mission will conclude a decade-long capital program and enable our corporate financial transformation.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 58% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $65.3 million, up 3% from last year’s comparable period.

•	Commercial voice and data subscribers decreased by 1% from the year-ago period to 358,000 customers. Commercial voice and data average revenue per user (“ARPU”) increased from last year’s comparable period to $44. Commercial M2M data subscribers grew 13% from the year-ago period to 398,000 customers. Commercial M2M data ARPU was $15 during the third quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 756,000 billable subscribers, which compares to 712,000 for the year-ago period and is up from 743,000 for the quarter ended June 30, 2016. M2M data subscribers represented 53% of billable commercial subscribers at the end of the quarter, an increase from 49% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22 million, a 22% increase from the prior-year period, driven by the Company’s airtime services contract with DISA.

•	Iridium’s government business ended the quarter with 82,000 subscribers, which compares to 69,000 for the year-ago period and is up from 80,000 for the quarter ended June 30, 2016. Government voice and data subscribers increased from the year-ago period to 43,000 as of September 30, 2016. M2M data subscribers increased 30% year-over-year and represented 48% of government subscribers, an increase from 43% at the end of the prior-year period.

Equipment

•	Equipment revenue was $19.9 million during the third quarter, compared to $21.2 million in the prior-year period.

•	The Company expects equipment revenue for full-year 2016 to be comparable to 2015 results.

Engineering & Support

•	Engineering and support revenue was $5.6 million during the third quarter, compared to $3.7 million in the prior-year period.

Capital expenditures were $75.0 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the third quarter with a cash and marketable securities balance of $426.4 million and gross debt of $1.7 billion. Net debt was $1.1 billion, calculated as $1.7 billion of gross debt, less $0.4 billion of cash and marketable securities, as well as $0.1 billion in restricted cash.

2016 Outlook

The Company updated its full-year 2016 outlook for total service revenue growth and OEBITDA. The Company now expects:

•	Total service revenue growth between 5% and 6% for the full-year 2016.

•	Full-year 2016 OEBITDA between $250 million and $255 million. OEBITDA for 2015 was $234.0 million.

	2016 Outlook (July 2016)	2016 Outlook (October 2016)
Total Service Revenue Growth	4% to 6%	5% to 6%
Operational EBITDA (OEBITDA)	$245 million to $255 million	$250 million to $255 million

Long-Range Outlook

Given the expected completion of Iridium NEXT during 2018, the Company now expects that 2019 will be the first full year of operation of its next generation of satellites. To reflect this change in schedule, the Company is introducing financial guidance for 2019. The Company updated its long-range outlook for timing of total service revenue, OEBITDA margin and net leverage. Iridium now expects:

•	Total service revenue between $440 million and $465 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes from 2016 to approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2017.

•	Net leverage below 4x OEBITDA in 2019.

	Long-Range Outlook (July 2016)	Long-Range Outlook (October 2016)
Total Service Revenue	$420 million to $465 million for the full-year 2018	$440 million to $465 million for the full-year 2019
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Approximately 60% in 2019
Cash Taxes	Negligible cash taxes from 2016 to approximately 2020	Affirmed
Peak Net Leverage	6.0x - 6.5x OEBITDA in 2017	Affirmed
Net Leverage	Approximately 4x OEBITDA in 2018	Below 4x OEBITDA in 2019

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. Iridium NEXT revenue and expenses are expected to be excluded from Operational EBITDA through 2016. During 2017, Iridium NEXT revenues are expected to exceed recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)). Accordingly, the Company expects that during 2017, Iridium NEXT revenues and these recurring expenses will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which in 2017 and later will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2018. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

	Iridium Communications Inc.
	Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
	(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP net income	$31,555	$29,547	$86,929	$76,554
Interest expense	253	997	1,030	1,901
Interest income	(953)	(1,260)	(3,288)	(4,193)
Income taxes	18,647	16,369	49,287	45,352
Depreciation and amortization	11,809	12,932	37,588	39,107
Iridium NEXT expenses, net	4,775	3,751	12,118	12,973
Share-based compensation	3,803	1,666	9,883	6,215
Non-cash purchase accounting	(215)	(199)	(621)	(647)

Operational EBITDA	$69,674	$63,803	$192,926	$177,262

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, October 27, 2016. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 81164721. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archived of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2016; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the development of, timing for launch and completion of, and anticipated benefits of Iridium NEXT, including hosted payload and Iridium Certus services; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2016, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2016	2015
Revenue
Service revenue
Commercial	$65,316	$63,200
Government	22,000	18,000

Total service revenue	87,316	81,200
Subscriber equipment	19,900	21,180
Engineering and support service	5,578	3,654

Total revenue	112,794	106,034

Operating expenses
Cost of services (exclusive of depreciation and amortization)	15,936	13,990
Cost of subscriber equipment sales	11,476	11,559
Research and development	5,038	3,480
Selling, general and administrative	18,767	17,534
Depreciation and amortization	11,809	12,932

Total operating expenses	63,026	59,495

Operating income	49,768	46,539

Other income (expense)
Interest income, net	700	263
Undrawn credit facility fees	(305)	(774)
Other income, net	39	(112)

Total other income	434	(623)

Income before income taxes	50,202	45,916
Provision for income taxes	(18,647)	(16,369)

Net income	31,555	29,547
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	2,109

Net income attributable to common stockholders	$27,696	$25,688

Operational EBITDA	$69,674	$63,803

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Revenue
Service revenue
Commercial	$184,625	$180,640
Government	66,000	54,000

Total service revenue	250,625	234,640
Subscriber equipment	57,822	56,488
Engineering and support service	17,744	13,832

Total revenue	326,191	304,960

Operating expenses
Cost of services (exclusive of depreciation and amortization)	48,287	43,192
Cost of subscriber equipment sales	33,798	31,487
Research and development	11,610	12,028
Selling, general and administrative	60,133	56,800
Depreciation and amortization	37,588	39,107

Total operating expenses	191,416	182,614

Operating income	134,775	122,346

Other income (expense)
Interest income, net	2,258	2,292
Undrawn credit facility fees	(1,176)	(2,621)
Other income, net	359	(111)

Total other income	1,441	(440)

Income before income taxes	136,216	121,906
Provision for income taxes	(49,287)	(45,352)

Net income	86,929	76,554
Series A Preferred Stock dividends	5,250	5,250
Series B Preferred Stock dividends	6,327	6,327

Net income (loss) attributable to common stockholders	$75,352	$64,977

Operational EBITDA	$192,926	$177,262

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$48,054	$47,246	2%	$135,852	$134,647	1%
M2M data(2)	17,262	15,954	8%	48,773	45,993	6%

Total commercial voice and M2M data service	65,316	63,200	3%	184,625	180,640	2%
Government service revenue(3)	22,000	18,000	22%	66,000	54,000	22%

Total service revenue	87,316	81,200	8%	250,625	234,640	7%

Subscriber equipment	19,900	21,180	-6%	57,822	56,488	2%

Engineering and support(4)
Government	4,904	3,552	38%	15,875	13,101	21%
Commercial	674	102	561%	1,869	731	156%

Total engineering and support	5,578	3,654	53%	17,744	13,832	28%

Total Revenue	$112,794	$106,034	6%	$326,191	$304,960	7%

Operational EBITDA
Operational EBITDA	$69,674	$63,803	9%	$192,926	$177,262	9%

Other
Capital expenditures (5)	$74,989	$77,591		$231,791	$251,797

Net debt (6)	$1,130,498	$842,969

Cash, cash equivalents, and marketable securities	$426,374	$512,569
Credit facility	$1,669,872	$1,576,562
Deferred financing costs	(123,095)	(132,524)

Credit facility, net	$1,546,777	$1,444,038

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions. Additionally, M2M data service provides position, navigation and timing technology through Iridium Communications Inc.’s one-way satellite timing, location, and authentication services.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the credit facility, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,		% Change
	2016	2015
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	358	360	-1%
M2M data	398	352	13%

Total commercial voice and M2M data service	756	712	6%
Government
Voice and M2M data service
Voice and data	43	39	10%
M2M data	39	30	30%

Total government voice and M2M data service	82	69	19%

Total billable subscribers	838	781	7%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(1)	1	-200%	7	6	17%
M2M data	14	10	40%	39	27	44%

Total commercial voice and M2M data service	13	11	18%	46	33	39%
Government
Voice and M2M data service
Voice and data	—	2	-100%	3	4	-25%
M2M data	2	2	0%	7	5	40%

Total government voice and M2M data service	2	4	-50%	10	9	11%

Total billable subscribers	15	15	0%	56	42	33%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2016	2015		2016	2015
ARPU(2)
Commercial
Voice and data	$44	$43	2%	$42	$42	0%
M2M data	$15	$15	0%	$14	$15	-7%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Non-subscriber generated revenue is excluded from the ARPU calculation. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.